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                    IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF MARYLAND
                               SOUTHERN DIVISION

In re:                                 *

SEVENTY-FIFTH AVENUE                   *           Case No. 95-1-3103-DK
ASSOCIATES LIMITED                                        (Chapter 11)
PARTNERSHIP,                           *

                          Debtor.      *

*    *       *        *       *        *       *      *     *      *      *

                            DEBTOR'S FOURTH REVISED
                             PLAN OF REORGANIZATION

         Seventy-Fifth Avenue Associates Limited Partnership, by Ronald S. Haft individually and as a general partner thereof, hereby proposes this Debtor's Fourth Revised Plan of Reorganization, pursuant to Chapter 11, Title 11 of the United States Code.

                                  INTRODUCTION

         This Fourth Revised Plan of Reorganization sets forth the treatment of Claims and interests in the case of Seventy-Fifth Avenue Associates Limited Partnership.
                                   ARTICLE I

                                  DEFINITIONS

         The terms set forth below in this Article I shall be used in this Fourth Revised Plan of Reorganization and, when so used, unless the context requires otherwise, shall have the meanings set forth below. A term used in the Fourth Revised Plan that is not defined shall have the meaning ascribed to that term, if any, by the Bankruptcy Code.

         Administrative Expense(s):   means those expenses and costs allowed
pursuant to section 503(b) of the Bankruptcy Code, including court costs and professional fees incurred by the Debtor-in-Possession subsequent to the filing of this Reorganization Case.

         Allowed Claim(s): means any right to payment as defined in section 101(5) of the Bankruptcy Code: (a) in respect of which a proof of Claim has been filed with the Bankruptcy Court
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on or before the Bar Date; or (b) which is listed in the Schedules and
Statements of Liabilities of Debtor filed by the Debtor-in-Possession with the Bankruptcy Court, including any amendments thereto, and is not listed as disputed, contingent or unliquidated as to amount, and which has not otherwise been paid during the course of this bankruptcy case from any source; and, as to any Claim, either no objection to the allowance thereof has been filed or, if any objection has been filed, such objection has been denied by a Final Order or the Claim fixed as to amount by a Final Order.

         Bank:    means The Bank of New York.

         Bank Security Interest: means the liens and Security Interest of the Bank pursuant to all of the Bank's Loan Documents, including but not limited to a deed of trust and deed of trust note in the original amount of $16,000,000.00, dated December 19, 1986.

         Bankruptcy Code:  means the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq. as in effect from time to time.

         Bankruptcy Court or Court: means the United States Bankruptcy Court for the District of Maryland, or any court or tribunal subsequently constituted to adjudicate matters arising under the Bankruptcy Code or any successor bankruptcy laws promulgated by the Congress of the United States and which assumes jurisdiction over this Reorganization Case.

         Bar Date: means the date established by the Bankruptcy Court for filing proofs of Claim in this Reorganization Case; provided, however, that if the Bankruptcy Court has ordered an extension of the time by which a particular Creditor may file a proof of Claim, the date set with respect to such Creditor shall be the Bar Date with respect to such Creditor, but only as to such Creditor.

         Chapter 11:      means Chapter 11 of the Bankruptcy Code.

         Claim: has that meaning ascribed to it by section 101(5) of the Bankruptcy Code.

         Class: means a Claim or interest, or a group of Claims or interests, consisting of those Claims or interests which are substantially similar to each other, as classified under the Plan, or a





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Claim or interest or a group of Claims or interests classified by amount as may be reasonable and necessary as administrative convenience Claims, or a group of Claims or interests which are otherwise required to be separately classified.

         Confirmation of the Plan: means the signing by the Court of an order confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

         Confirmation Date: means the date of the signing by the Court of the order of Confirmation of the Plan.

         Combined Entities: means any entity through which RSH or HHH or both now own or any time in the past have owned, operate or operated, manage or managed, their private interests in various shopping centers, office buildings, warehouses and other assets, including the entities set forth in Exhibit 1.1.17 attached to the Settlement Agreement.

         CPI:  means Combined Properties Incorporated.

         CPI Management Agreement: means the Amended and Restated Exclusive Leasing and Management Agreement by and between CPI and Seventy-Fifth Avenue dated May 12, 1993, as amended from time to time.

         Creditor: has that meaning ascribed to it in section 101(10) of the Bankruptcy Code.

         Dart:  means Dart Group Corporation.

         Dart Claims: means all causes of action, Claims and demands of any nature whatsoever of Dart and its affiliates and subsidiaries including, inter alia, Claims for the reformation of its leases with the Debtor and a refund of rents paid.

         Dart/RSH Settlement Agreement: means that agreement by and among Ronald S. Haft and Dart among others, dated as of October 6, 1995.

         Debtor or Debtor-in-Possession: means Seventy-Fifth Avenue Associates Limited Partnership.





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         Disallowed Claim(s):  means any Claim (or Claims) which has been disallowed pursuant to a Final Order.

         Disputed Claim(s): means a Claim (or Claims) against the Debtor and Debtor-in-Possession, either scheduled or to the extent that a proof of Claim has been filed or is deemed to have been filed, as to which an objection has been timely filed and which objection, if timely filed, has not been withdrawn on or before any date fixed for filing such objections by order of the Bankruptcy Court and has not been denied by a Final Order. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Disputed Claim only to the extent of the objection.

         Effective Date: means that date after the Confirmation of the Plan when all of the terms and conditions of Article XIII of the Plan have fully complied with.

         Encroached Portion: means that portion of the real property owned by the Debtor that is currently subject to encroachments by improvements owned by Pennsy Drive Warehouses, L.L.C.

         Equity Security: means the interest of a limited partner in the Debtor.

         Executory Contract: means any unexpired lease or contract to which the Debtor and Debtor-in-Possession is a party and which is executory within the meaning of section 365 of the Bankruptcy Code.

         Final Order: means an order of the Court or of any court of competent jurisdiction which has been entered and which has become final by expiration of the time for an appeal therefrom or, if an appeal(s) is taken, by resolution of such appeal(s) in favor of one of the parties thereto and the expiration of the time for further appeal(s) therefrom.

         Headquarters Newco: means 75th Avenue Headquarters, L.L.C., a limited liability company to be formed pursuant to the laws of the State of Delaware whose sole members are in Dart's discretion Trak Auto, Crown Books Corporation or Dart and/or other entities wholly owned by Trak Auto, Crown Books Corporation and/or Dart. .





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         Herbert Haft Assertions:  means those causes of action, choses in action, Claims, interests and demands of any nature whatsoever, known or unknown, which have been or could be asserted by Herbert H. Haft against the Debtor, including but not limited to all of those causes of action which have been or could have been brought in the Superior Court Litigation.

         Indemnification Claims: means the indemnification and/or guaranty Claims, if any, of Gloria G. Haft, Robert M. Haft, Linda G. Haft and their family trusts against the Debtor, which Claims, if any, arise out of, inter alia, the Indemnification Agreement of July 31, 1994 and the Heads of Agreement of May 17, 1994.

         Insider: has the meaning ascribed to that term by section 101(31) of the Bankruptcy Code.

         Loan Documents: means any notes, deeds of trust, mortgages, pledges, assignment of rents or other similar documents memorializing an extension of credit or financing to the Debtor.

         Notice and a Hearing:  has the meaning ascribed to that term by section 102(1) of the Bankruptcy Code.

         Other Family Members:    means Robert M. Haft, Linda G. Haft and
Gloria G. Haft and their respective family trusts.

         Partnership Agreement: means the Limited Partnership Agreement of the Debtor as amended from time to time.

         Petition Date:  means May 25, 1995.

         Plan:  means this Fourth Revised Plan of Reorganization.

         Priority Claims:  means all Claims as defined in sections 507(a)(3),
(a)(4) and (a)(6) of the Bankruptcy Code only [excluding claims as defined in sections 507(a)(1), (a)(2), (a)(5), (a)(7) and (a)(8)of the Bankruptcy Code].

         Proponent(s):     means Seventy-Fifth Avenue Associates Limited
Partnership, by Ronald S. Haft individually and as a general partner thereof.





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         Pro Rata:  means the proportion that the dollar amount of an Allowed
Claim in a particular Class or Classes bears to the aggregate dollar amount of all Allowed Claims in such particular Class or Classes.

         Rejection Claim: means any Claim arising under section 502(g) of the Bankruptcy Code and any Claim of a holder of an Executory Contract which pursuant to prior Order of Court is allowed as a Claim under section 502(g)of the Bankruptcy Code.

         Remaining Cash Collateral: means the cash collateral of the Debtor remaining as of the Effective Date, after the deduction therefrom of the amounts needed to satisfy the claims for legal fees and costs of the Class One Creditor.

         Reorganization Case: means the case of the reorganization of Seventy-Fifth Avenue commenced by the filing of a Voluntary Petition for Relief pursuant to Chapter 11 on or about May 25, 1995, being jointly administered and now pending in this Court under the designation In re: Haft Equities-Bladen Limited Partnership, et. al., Case Nos. 95-1-3093-DK through 95-1-3104-DK.

         Restructured Loan: means an amended and restated deed of trust note in the principal amount of $16,000,000.00, as well as amended and restated Loan Documents to be executed and delivered by Headquarters Newco to the Bank pursuant to the Plan.

         Schedules: means the schedules of assets and liabilities filed by the Debtor-in-Possession with the Bankruptcy Court.

         Secured Claim:  means any Allowed Claim secured by a Security
Interest.

         Secured Creditor: means the holder of a Security Interest which was properly perfected as required by law or order of this Court with respect to property in which the Debtor-in-Possession has an interest, to the extent of the value of the interest of the holder of such Claim in the Debtor-in-Possession's interest in such property.





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         Security Interest: means mortgage, deed of trust, chattel mortgage, pledge, assignment of rent, pledge, unavoidable judgment lien of record, tax lien of record, or consensual lien recorded in the appropriate jurisdiction or otherwise duly perfected, giving the holder thereof a validly perfected non-preferential lien on the real or personal property of the Debtor except as otherwise defined in the Plan.

         Settlement Agreement: means the Settlement Agreement dated as of August 14, 1996 by and between Herbert H. Haft and Ronald S. Haft, including all Exhibits attached thereto, as well as any amendments thereto.

         Seventy-Fifth Avenue: means Seventy-Fifth Avenue Associates Limited Partnership.

         Special Prepayment(s): means the payments in the aggregate amount of $5,000,000.00 to be made by Dart to the Bank pursuant to the terms of the Plan.

         75th Avenue Headquarters: means the office and warehouse located at 3300 75th Avenue, Landover, Maryland and all land, structures and improvements with respect thereto.

         75th Avenue Property: means all of Seventy-Fifth Avenue's right, title and interest in the 75th Avenue Headquarters, as well as all rights of Seventy-Fifth Avenue under any leases, security deposits, contract rights, licenses, permits, certificates and all other intangible rights owned by Seventy-Fifth Avenue and which are appurtenant to the 75th Avenue Headquarters.

         Superior Court Litigation: means the consolidated law suits in the Superior Court of the District of Columbia, Civil Division and designated:
Herbert H. Haft v Ronald S. Haft et. al., Civil Action Nos. 94-CA9883 and 95-CA12666.

         Tax Claim: means all Claims of governmental units pursuant to section 507(a)(8)of the Bankruptcy Code.

         Tier II Partnership: means Seventy Fifth Avenue Tier II Limited Partnership, holder of a sixty-six and two-thirds percent (66 2/3%) limited partnership interest in Seventy-Fifth Avenue.





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         Unsecured Creditor(s):  means any entity having a pre-Petition Date non-priority Claim for which the entity did not have a Security Interest securing that Claim.

         Warehouse Lease: means the lease agreement dated December 26, 1984, as amended by that certain Amendment to Lease Agreement also dated December 26, 1984, by and between Seventy-Fifth Avenue and Dart Group Corporation.

         Wooded Lot: means the 2.66 acres of vacant land near the 75th Avenue Headquarters.

         Wooded Lot Lease: means the lease agreement dated November 22, 1988 by and between Seventy-Fifth Avenue and Dart Group Corporation pertaining to the Wooded Lot.

                                   ARTICLE II

                      PROVISION FOR ADMINISTRATIVE CLAIMS

         2.01. The holder of an Administrative Expense Claim awarded by a Final Order of the Court will receive cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the later of (a) the Effective Date and
(b) the date on which said entity becomes a holder of such Allowed Administrative Expense Claim pursuant to a Final Order; provided, however, those Claims that represent liabilities incurred by the Debtor-in-Possession in the ordinary course of its business, during the pendency of this Reorganization Case, shall be assumed by the Debtor and paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto, or as otherwise agreed.

         2.02. Upon the disposition of any property (including real or personal property, partnership interests, or partnership property) of the Debtor-in-Possession, the Court, upon application of the Debtor-in-Possession or any party in interest, may determine the amount of any Tax Claim accruing as a result of the disposition of said property pursuant to section
503(b)(1)(B)(i) of the Bankruptcy Code.





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                                  ARTICLE III

                         PROVISION FOR PRIORITY CLAIMS

         3.01. All entities having Allowed Priority Claims shall be paid in cash, in full, on the Effective Date by the Debtor.

                                   ARTICLE IV

                            PROVISION FOR TAX CLAIMS

         4.01. The balance of Allowed Tax Claims, if any, owing on the Effective Date shall be paid at the sole discretion of the Debtor, by either
(i) equal annual cash payments on each anniversary of the Effective Date, with interest, pursuant to 11 U.S.C. Section 507(a)(8), until the last anniversary of the Effective Date that precedes the sixth (6th) anniversary of the date of the assessment of such Allowed Claim, or (ii) an immediate cash payment to the extent of cash on hand as of the Effective Date or from contributions from Ronald S. Haft, or (iii) such other treatment as may be agreed upon by the Debtor-in-Possession and the holder of such Allowed Tax Claim.


                                   ARTICLE V

         CLASSIFICATION OF CLAIMS AND INTERESTS OF SEVENTY-FIFTH AVENUE

         5.01. Class One: Shall consist of the Allowed Secured Claim of The Bank of New York in the real property and related assets of Seventy-Fifth Avenue, as more particularly described in the Loan Documents related thereto.

         5.02. Class Two: Shall consist of the Allowed Claims of Unsecured Creditors against Seventy-Fifth Avenue, excluding the Dart Claims and excluding the Indemnification Claims.

         5.03.   Class Three:  Shall consist of the Allowed Dart Claims.

         5.04. Class Four: Shall consist of the Allowed interests of the Equity Security holders of Seventy-Fifth Avenue.





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         5.05.   Class Five:  Shall consist of the Allowed interests of the general partner of Seventy-Fifth Avenue.

         5.06.   Class Six:  Shall consist of the Herbert Haft Assertions.

         5.07.   Class Seven:  Shall consist of the Allowed Indemnification
Claims.

                                   ARTICLE VI

                       TREATMENT OF CLASSES OF CLAIMS OR
                 INTERESTS UNDER THE SEVENTY-FIFTH AVENUE PLAN

         A. THE CREDITORS AND INTERESTS OF SEVENTY-FIFTH AVENUE SHALL BE TREATED AS FOLLOWS:

         6.01. The Class One Creditor shall be paid in full and final satisfaction, discharge and release of its Claim as follows:

                 (a) The Class One Creditor's Claim shall be Allowed as of the Effective Date in the amount equal to the sum of:

                          (i) the principal balance of the deed of trust note in the original and outstanding principal amount of $16,000,000.000 dated December 19, 1986, (ii) accrued and unpaid interest, if any, at the non-default contract rate provided in the existing Loan Documents of the Class One Creditor, (iii) all reasonable fees and expenses provided for in the existing Loan Documents of the Class One Creditor, including attorneys' and other professional fees, incurred by the Class One Creditor in connection with this Reorganization Case, less
         (iv) any post-petition adequate protection payments, that are in excess of post-petition interest payments at the non-default contract rate.

                 (b) In consideration for the treatment provided in this Plan, the Class One Creditor shall waive any Claims it may assert for (x) interest at the default rate, (y) unpaid late fees, if any, and (z) prepayment charges permitted under its existing Loan Documents. On the Effective Date, the Class One Creditor shall receive a payment in cash from the Debtor in an amount equal to (i) accrued and unpaid interest, if any, at the non-default contract rate provided in the existing Loan Documents of the Class One Creditor and (ii) all accrued and unpaid reasonable fees and expenses provided for in the existing Loan Documents of the Class One Creditor, including attorneys' and





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other professional fees, incurred by the Class One Creditor in connection with this Reorganization Case

                 (c) On the Effective Date, fee simple title to all of the Debtor's real property, improvements, fixtures, including all property subject to the Warehouse Lease and the Wooded Lot Lease, and all of the Debtor's rights under any leases, security deposits, contract rights, licenses, permits, certificates and any intangible rights owned by the Debtor which are appurtenant to such real property, shall be conveyed (the "Conveyance") to Headquarters Newco. The Conveyance, and all property transferred pursuant thereto, shall be subject to the Bank's Security Interest, as amended, and the Warehouse Lease, as amended, pursuant to the terms of sections 6.01 and 6.03(a) of the Plan, but not the Wooded Lot Lease. The Bank's Security Interest, as amended, and all obligations thereunder, shall be assumed by Headquarters Newco, and shall only be recourse to Headquarters Newco to the extent of the assets of Headquarters Newco subject to the Security Interest of the Class One Creditor, and shall not be recourse, directly or indirectly, as to the members of Headquarters Newco or Ronald S. Haft, and shall be guaranteed by Dart, Trak Auto Corporation and Crown Books Corporation pursuant to the terms of section 6.01(e)(v) of the Plan.

                 (d) As soon as practical on or after the Effective Date, the real property of the Debtor shall be replatted, and fee simple title to the Encroached Portion shall be conveyed by Headquarters Newco by quitclaim deed to Pennsy Drive Warehouses, L.L.C., free and clear of the lien of the Deed of Trust Loan and free and clear of any other liens or encumbrances; provided however, that the Class One Creditor shall thereupon release the Encroached Portion from its Security Interest, subject to (i) its review and approval (which approval shall not be unreasonably withheld) of the subdivision plat and legal description for both the Encroached Portion and the property remaining subject to its Security Interest, (ii) its confirmation that the Encroached Portion will be separately assessed for real estate tax purposes, (iii) its confirmation that the property





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remaining subject to its Security Interest, after the release of the Encroached
Portion, complies with all subdivision and zoning laws and regulations and (iv) its receipt of an endorsement to its title insurance policy confirming that the title insurance is not affected by the release of the Encroached Portion.

                 (e) On the Effective Date, Headquarters Newco shall execute and deliver the Restructured Loan which shall contain the following terms and conditions:

                          (i) The Restructured Loan shall be dated as of the Effective Date and shall have a term of five (5) years, with all unpaid indebtedness due and payable on the fifth anniversary of the Effective Date.

                          (ii) The Restructured Loan shall bear interest at a fixed (the "Fixed Rate Option") or adjustable rate (the "Adjustable Rate Option"), at the election of Dart, to be exercised five (5) business days before the Effective Date.

                          (iii) The Fixed Rate Option shall be equal to the sum of (A) 200 basis points in excess of the rate on U.S. treasury instruments having a maturity date closest to the maturity date of the Restructured Loan, with such fixed rate to be determined as of the Confirmation of the Plan, provided the Effective Date occurs within thirty (30) days thereafter; otherwise to be determined five (5) business days prior to the Effective Date, plus (B) the Bank's actual swap spread for loans having maturities equal to that of the Restructured Loan, not to exceed 50 basis points.

                          (iv) The Adjustable Rate Option shall be equal to 200 basis points in excess of the one-year LIBOR, with such rate to be determined as of the Confirmation of the Plan, provided the Effective Date occurs within thirty (30) days thereafter; otherwise to be determined five (5) business days prior to the Effective Date. Thereafter the interest rate on the outstanding balance of the Restructured Loan shall be reset on each anniversary of the Effective Date to a rate equal to the one-year LIBOR plus 200 basis points, LIBOR to be determined as of each such anniversary date.

                          (v) Payment of the Restructured Loan and performance of all of Headquarter Newco's obligations under the Restructured Loan shall be guaranteed by Dart, pursuant to the terms of an unconditional and irrevocable guarantee to be executed and delivered to the Bank on the Effective Date. Trak Auto Corporation and Crown Books
         Corporation, respectively, shall also execute and deliver guaranties limited in amount to that percentage of the Restructured Loan equal to the percentage of floor space of 75th Avenue Headquarters that each occupies pursuant to its respective sub-lease with Dart, as of the Effective Date.

                          (vi) The Restructured Loan shall be secured by valid, perfected and first priority liens and security interests in and to the real property, improvements and





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         fixtures that are subject to the Warehouse Lease (except for the
         Encroached Portion), the Warehouse Lease (as modified pursuant to the
         Plan) and all other property, rights and interests of the Debtor, whether or not subject to the existing Security Interest of the Class One Creditor. As additional security for the Restructured Loan the Class One Creditor shall have an assignment of and be entitled to receive directly form Dart, all amounts payable by Dart to Headquarters Newco under the Warehouse Lease as amended pursuant to the terms of the Plan and Headquarters Newco shall irrevocably direct Dart to remit to the Class One Creditor such portion of the monthly rental payments due under the Warehouse Lease (as amended pursuant to the terms of the Plan) as is necessary to pay the monthly debt service to the Class One Creditor under the Restructured Loan.

                          (vii) If the Fixed Rate Option has been elected, debt service shall be constant equal monthly payments of principal and interest in an amount sufficient to fully amortize the $11,000,000.00 principal balance of the Restructured Loan in ten years after the Effective Date (after giving effect to the Special Prepayments, provided for in section 6.01(f) of the Plan as if they were both made on the Effective Date). If the Adjustable Rate Option has been elected, debt service shall be monthly payments of interest at the then applicable rate plus monthly payments of principal in the amount of $91,666.67 until the Restructured Loan is paid in full. Under either option elected, the first such debt service payment will be due on the first day of the month following the month in which the Effective Date occurs, provided that the first payment shall be adjusted such that interest is paid in arrears.

                          (viii) If the Fixed Rate Option has been elected, Headquarters Newco's right to prepay the Restructured Loan prior to the stated maturity (except for the Special Prepayments provided for in section 6.03(f) of the Plan) shall be subject to a yield maintenance provision contained in the Restructured Loan. If the Adjustable Rate Option has been elected, then Headquarters Newco may prepay the Restructured Loan, or any part thereof, without penalty on any anniversary date of the Effective Date, at the expiration of the then applicable LIBOR interest contract.

                          (ix) Such representations, warranties, covenants, conditions and defaults that are substantially similar in nature and scope to those in the existing Loan Documents and which are in a form and substance satisfactory to the Bank, Dart, Headquarters Newco and the Debtor.

                 (f) On the Effective Date, Dart shall deposit $5,000,000.00 with the Class One Creditor for the account of Dart. $2,500,000.00 will be available to and will, on the Effective Date, fund the first Special Prepayment (and upon such funding will be considered prepaid rent by Dart under the Warehouse Lease). The remaining $2,500,000.00 will be available to and will fund the second Special Prepayment (and upon such funding will be considered prepaid rent by Dart under the Warehouse Lease). While said funds are on deposit, they shall be invested for Dart's account,





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as Dart may from time to time direct, in securities issued or backed by the
United States Government. No entity or person other than Dart shall have any rights in or to said funds while on deposit, provided, however, that the Class One Creditor shall have its common law right of set off and a Security Interest in said deposit and the proceeds thereof to secure the second Special Prepayment which shall be due on August 15, 1997.

                 (g) On the Effective Date, the Class One Creditor shall release Robert M. Haft, Linda G. Haft, Ronald S. Haft and Herbert H. Haft, respectively, as to any Claims arising out of the Class One Creditor's existing Loan Documents, provided, that concurrently therewith, the Class One Creditor receives from such person a release of any Claims such person may have against the Class One Creditor arising out of the Class One Creditor's existing Loan Documents. The exchange of such mutual releases between the Class One Creditor and any one or more of such persons shall not be (i) dependent upon the exchange of mutual releases between the Class One Creditor and any other person, nor (ii) a precondition to the Confirmation of the Plan.

         6.02. The Class Two Creditors shall be paid in full and final satisfaction, discharge and release of their Claims as follows:

                 (a) Each holder of an Allowed Class Two Claim, if any, shall receive from cash on hand as of the Effective Date or, to the extent thereafter needed, from contributions from Ronald S. Haft cash payments in an amount equal to one hundred percent (100%) of its Allowed Claim, as follows:

                          (i) Seventy-Fifth Avenue shall first satisfy all Allowed Administrative Expense Claims, Priority Claims and Tax Claims; and

                          (ii) Thereafter, on a monthly basis following the Effective Date, the holders of Allowed Class Two Claims, if any, shall receive Pro Rata cash distributions, from the cash on hand as of the Effective Date or, to the extent thereafter needed, from contributions from Ronald S. Haft, until such time as they receive one hundred percent (100%) of such Allowed Claims.





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
         6.03. The Class Three Creditor shall be treated in full and final satisfaction of its Claims as follows:

                 (a) On the Effective Date, Headquarters Newco and the Class Three Creditor shall execute an amendment of the existing Warehouse Lease, which amendment shall provide, inter alia, that the Class Three Creditor pay monthly, as basic rent, a sum equal to the corresponding regularly scheduled monthly installment of principal and interest due and payable from time to time under the Restructured Loan.

                 (b) The Class Three Creditor's rent obligations shall include the Special Prepayments which the Class Three Creditor shall be obligated to make as prepaid rent in compliance with the terms and conditions of section 6.01(f) of the Plan. The rent under the amended Warehouse Lease shall automatically readjust to reflect (i) the adjusted monthly debt service on the remaining outstanding balance of the Restructured Loan after each of the Special Prepayments is made, including but not limited to the first Special Prepayment which shall be paid on the Effective date, and (ii) any adjustments in the interest rate if the Adjustable Rate Option is elected (as set forth in section 6.01(d) of the Plan). In the event of any other prepayments of principal allowed under the Restructured Loan documents or consented to by the Class One Creditor, such prepayments shall also result in corresponding reductions of the Class Three Creditor's monthly payment of rent obligations under the amended Warehouse Lease.

                 (c) The Restructured Loan documents and the amended Warehouse Lease shall provide that the Restructured Loan cannot be refinanced or otherwise modified in any way without the prior written consent of the Class Three Creditor.

                 (d) The Wooded Lot Lease shall be terminated as of the Effective Date.

                 (e) Apart from the treatment provided in this section 6.03 and as otherwise provided in the Plan, the Class Three Creditor shall not receive any distributions or payments in satisfaction of its Claims, and the Dart Claims shall be deemed discharged upon the Confirmation of the Plan.

         6.04. The Class Four Equity Security holders of Seventy-Fifth Avenue shall be treated as follows:

                 (a) The holder of any Equity Security of Seventy-Fifth Avenue shall retain its Equity Security in the reorganized Debtor subject to the terms and conditions of Article VII of the Plan.

         6.05. The Class Five general partnership interests shall be treated as follows:

                 (a) The general partner shall retain his general partnership interest in the reorganized Debtor subject to the terms and conditions of Article VII of the Plan.

         6.06. The Class Six Herbert Haft Assertions shall be treated as follows:

                 (a) The Class Six Herbert Haft Assertions shall be treated as set forth in and subject to the terms and conditions of Article VII of the Plan.

         6.07. The Class Seven Indemnification Claimants shall be treated as follows:

                 (a) The Class Seven Indemnification Claimants shall be treated as set forth in and subject to the terms and conditions of Article VII of the Plan.

                                  ARTICLE VII

                Capital Restructuring for the Reorganized Debtor

         7.01. Herbert H. Haft shall not receive any distributions from the Debtor on account of the Herbert Haft Assertions.

         7.02. On the Effective Date or on such other date as may be agreed upon by and among Robert M. Haft, Linda G. Haft and Dart, Robert M. Haft and Linda G. Haft shall each receive a cash distribution, pursuant to the terms of section 8.02.1 of the Plan, in respect of their limited partnership interest in the Tier II Partnership.

         7.03. Except as expressly provided for under the Plan, the Claims and interests of Ronald S. Haft, Robert M. Haft, Herbert H. Haft and Linda G. Haft shall not receive any payments or other distributions under the Plan.

         7.03.1 To the extent of any allowed Indemnification Claims that are not satisfied from any other source, Ronald S. Haft shall either (i) satisfy such Claims, or (ii) cause such amounts to be contributed to the Debtor as may be necessary to satisfy such Claims.

                                  ARTICLE VIII

                        MEANS FOR EXECUTION OF THE PLAN

         8.01. On the Effective Date, fee simple title to all of the Debtor's real property, improvements, fixtures, including all property subject to the Warehouse Lease and the Wooded Lot Lease, and all of the Debtor's rights under any leases, security deposits, contract rights, licenses, permits, certificates and any intangible rights owned by the Debtor which are appurtenant to such real property, shall be conveyed to Headquarters Newco, free and clear of all Claims, rights of possession, liens and encumbrances, except as expressly set forth in the Plan.

         8.01.1 As soon as possible after the Effective Date, the real property conveyed to Headquarters Newco shall, subject to the terms of Section 6.01(d) of the Plan, be subdivided, so that the fee simple title to the Encroached Portion shall be conveyed by quitclaim deed to Pennsy Drive Warehouses L.L.C., free and clear of the liens of the Class One Creditor, as well as any other liens and encumbrances.

         8.02. On or about the Effective Date, the Debtor-in-Possession shall, in accordance with the terms and conditions of the Plan, pay, in cash, to the respective holders of Allowed Administrative Expense Claims and Allowed Priority Claims an amount equal to that holder's respective Allowed Claim. The Debtor-in-Possession shall thereafter, in accordance with the terms and conditions of the Plan, commence distributions to the holders of Allowed Claims and interests. CPI on behalf of the Debtor-in-Possession shall act as disbursement agent for the purpose of making those distributions provided under the Plan.

         8.02.1 On the Effective Date or on such other date as may be agreed upon by and among Robert M. Haft, Linda G. Haft and Dart, the payments to Robert M. Haft and Linda G. Haft, as described in section 7.02 of the Plan, shall be made by Dart as part of the consideration paid by Dart for the conveyance of the Debtor's Property to Headquarters Newco pursuant to the terms of the Plan. The payments shall be in the amount of $1,562,000.00 to each of Robert M. Haft and Linda G. Haft.

         8.02.2 On the Effective Date, Dart shall deposit $5,000,000.00 with the Class One Creditor for the account of Dart to be used to fund the Special Prepayments.

         8.02.3 On the Effective Date, the payment to the Class One Creditor provided in section 6.01 (b) of the Plan and the payment of Allowed Administrative Expense Claims as provided in section 2.01 of the Plan shall be made from the cash collateral of the Debtor and the Remaining Cash Collateral, if any, shall be conveyed to Headquarters Newco. If, however, the cash on hand of the Debtor, as of the Effective Date, is insufficient to make the payments to the Class One Creditor as required by section 6.01 (b) of the Plan and all Allowed Administrative Expense Claims as required by section 2.01 of the Plan, Ronald S. Haft shall make a capital contribution to the Debtor in such amount as is necessary to make such payments.

         8.03. Ronald S. Haft, the general partner of the Debtor-in-Possession, shall serve as the general partner of the Debtor after the Effective Date.

         8.04. The Debtor-in-Possession shall continue to exist after the Effective Date in accordance with applicable non-bankruptcy law, to the extent necessary to wind up its affairs.

         8.05. The Partnership Agreement of the Debtor-in-Possession shall be amended as necessary to satisfy the requirements of the Plan, subject to further amendment as permitted by applicable law and by the partnership agreement of the Tier II Partnership.

         8.05.1 As soon as practical on or after the Effective Date, the reorganized Debtor shall execute such other and further documents as are reasonably necessary to carry out the terms and conditions of the Plan.

         8.06. All avoidance actions assert able by the Debtor-in-Possession pursuant to Sections 542 through 553 of the Bankruptcy Code shall be retained by the Debtor; provided, however, that, any and all Claims that the Debtor-in-Possession may have against (i) the Bank and Dart and their respective affiliates, successors and assigns, (ii) any of the Other Family Members and (iii) Herbert H. Haft, that arose prior to the Effective Date, including but not limited to all avoidance actions assertable by the Debtor-in-Possession pursuant to Sections 542 through 553 of the Bankruptcy Code shall be deemed released as of the Effective Date and further provided that, subject and pursuant to the terms of the Settlement Agreement, all causes of action, if any, against Herbert H. Haft are released.

         8.07. Except for the transfers and conveyances made pursuant to the Plan and the Class One Creditor's Security Interest, the Confirmation of the Plan shall constitute a revesting of title for all purposes of the Debtor-in-Possession's property in said Debtor, free and clear of all liens and Claims except as set forth in the Plan, no further order of court shall be required for the Debtor to sell, convey, loan or encumber its property in any manner.

         8.08. Except as otherwise expressly provided in the Plan, the Confirmation of the Plan shall cause on the Effective Date the discharge of the Debtor, effective immediately, from any Claim and any "debt" (as that term is defined in section 101 of the Bankruptcy Code) and the Debtor-in-Possession's liability in respect thereof will be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or fixed, asserted or unasserted, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement that the Debtor entered into or obligations that the Debtor-in-Possession incurred before the Confirmation of the Plan, including without limitation, liabilities of a kind specified in sections 502(g), (h) and (i) of the Bankruptcy Code, whether or not a proof of Claim is filed or deemed filed under section 501 of the Bankruptcy Code, whether or not such Claim is allowed under section 502 of the Bankruptcy Code, or whether or not the holder of such Claim has accepted the Plan.

         8.08.1 Except as expressly set forth in the Plan, Security Interests shall not be released by virtue of the discharge of Claims and debts which occurs upon Confirmation of the Plan.

         8.08.2 Notwithstanding any provisions of the Plan to the contrary, the Indemnification Claims shall not be discharged. In each and every respect, all rights of the holders of the Indemnification Claims are fully preserved, and nothing in the Plan shall in any way affect or impair any right of any holder of an Indemnification Claim against the Debtor, Ronald S. Haft or any other person or entity.

         8.09. Except as expressly provided in the Plan, the Confirmation of the Plan will provide that all persons (including but not limited to individuals, corporations, partnerships, joint ventures, associations, trusts, estates, unincorporated organizations, and governments) who have held, hold or may hold Claims are permanently enjoined, on and after the Confirmation of the Plan, from:

                 (a) commencing or continuing in any manner or form the enforcement, attachment, collection or recovery, by any manner or means, of any pre-petition Claim, judgment, award, decree or order against the Debtor or its current or former partners solely by virtue of their status as a partner (except to the extent such provision against the Debtor's partners alters the rights of the holder of a Security Interest, in which event this provision shall not apply); of creating, perfecting or enforcing any encumbrance of any kind against the Debtor; from exercising any discretionary and/or "call" provisions of any loan documents allowing the acceleration of Claims; from asserting any set off, right of subrogation, or recoupment of any kind against any obligation due from the Debtor or from any act in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, however, that proceedings may be continued only for the purpose of obtaining a liquidation of any asserted Claims against the Debtor on the condition that the holder of any such judgment shall be enjoined from executing against any of the assets of the Debtor-in-Possession, and further provided that nothing contained herein shall preclude actions commenced in the Court to seek compliance with or to enforce the terms and conditions of the Plan.
Unless otherwise provided, the injunction provided herein shall remain in full force and effect until the consummation of the Plan.

                 (b) The provisions contained in Section 8.09(a) of the Plan, as well as the treatment of Claims provided in the Plan, shall not be deemed or construed to preclude (i) actions or enforcement efforts necessitated from a breach or default under the terms of the Plan or (ii) a Secured Creditor from enforcing any remedy available to it pursuant to applicable law or its Loan Documents based upon a post-Confirmation Date default by the Debtor under the terms of the Secured Creditor's Loan Documents as modified by the terms and conditions of the Plan, or (iii) any of the Other Family Members from asserting and pursuing any rights, demands, debts, obligations or Claims of any nature whatsoever that they may have against the Debtor, Ronald S. Haft , Herbert H. Haft or the Combined Entities.

         8.10. The Proponents reserve the right, in accordance with the Bankruptcy Code, to amend or modify the Plan or the treatment of any Claim prior to the Confirmation of the Plan. After the Confirmation of the Plan, the Proponents may amend or modify the Plan, or a portion thereof, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission, or reconcile any inconsistency in the Plan, in such a manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that no amendment, waiver, modification or supplement shall be made to the Plan without the prior written consent of (i) Dart and the Bank, or their respective representatives, and (ii) the Other Family Members, provided that such written consents shall not be unreasonably conditioned, withheld or delayed.

         8.11. The obligations of Dart with respect to the Plan shall be subject to compliance with the Standstill Order, dated December 6, 1995, of the Court of Chancery of the State of Delaware in and for New Castle County.

         8.12. Headquarters Newco shall be formed on or before the Effective Date. Its sole members, in Dart's discretion shall be Dart, Trak Auto, Crown Books Corporation and/or subsidiaries wholly-owned by Dart, Trak Auto and/or Crown Books Corporation The transfer of any membership interest in Headquarters Newco, without the prior written consent of the Class One Creditor, shall constitute an event of default under the Class One Creditor's Loan Documents, as amended pursuant to the terms of the Plan.

         8.13. Any deeds, leases, assignments, pledges, deeds of trust, transfers of security, mortgages, modifications or other documents of conveyance contemplated by this Plan, including but not limited to the subdivision and conveyance of the Encroached Portion, whether made before or after the Confirmation of the Plan, shall be deemed instruments of transfer under a plan pursuant to 11 U.S.C. Section 1146 and, as a result, may not be taxed under any law imposing a stamp or similar tax.

                                   ARTICLE IX

                           JURISDICTION OF THE COURT

         9.01. Notwithstanding the Confirmation of the Plan, the Court will retain jurisdiction until consummation of the Plan to ensure that the purposes and intent of the Plan are carried out. The Court's jurisdiction shall be over any and all disputes and litigation pending at the time of the Confirmation of the Plan, any controversies that may arise thereafter, and any controversies that may affect the Debtor-in-Possession's ability to effectuate the consummation of the Plan.

         9.01.1 By way of illustration of the jurisdiction retained by the Court, but not by way of limitation of the same, the Court shall retain jurisdiction in this case, among other things, for the following purposes:

                 (a) Classification and re-examination of any Claims of any Creditors and the determinations of any objections which may be filed thereto, provided, however, that the Debtor-in-Possession's failure to object to any Claim which has been allowed for the purpose of voting shall not be deemed a waiver of the Debtor-in-Possession's right to later object thereto;

                 (b) The correction of any defect or omission in the Plan and in the Confirmation of the Plan, as may be necessary to effectuate the consummation of the Plan;

                 (c)      The modification of the Plan after Confirmation;

                 (d) To determine any and all applications, Claims, adversary proceedings, or to allow, disallow, estimate, liquidate, or determine any Claim against the Debtor-in-Possession and to enter or enforce any order requiring the filing of any such Claim before a particular date;

                 (e) To determine any and all pending applications for rejection or disaffirmance of Executory Contracts or leases and to hear and determine and, if need be, to liquidate any and all Claims arising therefrom;

                 (f) To enter such orders as may be necessary to enforce the injunctions provided in the Plan;

                 (g) To determine proceedings pursuant to Section 510 of the Bankruptcy Code to equitably subordinate any Claim or Class of Claims; and

                 (h) All other matters which the Court must determine under the Plan.

         9.02. Notwithstanding the retention of jurisdiction by the Bankruptcy Court, (i) the holders of Security Interests may, after the Effective Date, enforce any post Confirmation Date defaults in any court of competent jurisdiction, including state or federal courts, as applicable, and
(ii) any of the Other Family Members may enforce any or all of their rights arising out of the Indemnification Claims in any court of competent jurisdiction, including, as applicable any state or federal court, and provided further that jurisdiction over any dispute arising out of or relating to the Indemnification Claims shall not be retained by the Court.

                                   ARTICLE X

                              EXECUTORY CONTRACTS

         10.01. Subject to the deliveries, conveyances and agreements required by the Plan, the Debtor-in-Possession reserves the right to apply to the Court prior to the Confirmation of the Plan to assume or reject any Executory Contract pursuant to 11 U.S.C. Section 365.

         10.02. On the Effective Date, the Debtor shall reject the Wooded Lot Lease and the Wooded Lot Lease shall be terminated as of the Effective Date. Except as otherwise set forth in the Plan, the Confirmation of the Plan shall automatically constitute an assumption and assignment by the Debtor to Headquarters Newco of all unexpired leases in which the Debtor-in-Possession is a lessor which are not otherwise provided for in the Plan which (i) have not been rejected prior to that date, (ii) have not been assumed, in whole or in part, by prior Order of Court or, (iii) which are not the subject of a pending application seeking a rejection thereof. The Confirmation of the Plan shall automatically constitute an assumption and assignment on the Effective Date by the Debtor to Headquarters Newco of the Warehouse Lease as amended pursuant to section 6.03 of the Plan.

         10.02.1 The CPI Management Agreement will terminate on the Effective Date, without any penalty to any person or entity, including but not limited to the Debtor or Headquarters Newco. The Debtor shall, as necessary, provide such notice to CPI as is required to effectuate said termination.

         10.03. Pursuant to Bankruptcy Rule 3002 (c)(4), and except as otherwise ordered by the Court, proofs of Claim for Claims arising from the rejection of an Executory Contract or unexpired lease shall be filed with the Court no later than thirty (30) days after the later of the entry of a Final Order approving such rejection and the Confirmation of the Plan, or such Claim shall be forever barred.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01. To the extent a Claim is a contingent or Disputed Claim, the Debtor-in-Possession shall not be required to make the applicable disputed portion of a payment to a holder of such contingent or Disputed Claim which would otherwise be payable to said contingent or Disputed Claimant. Until such time as a contingent or Disputed Claim becomes fixed and absolute, such Claim shall be treated as a contested Claim for purposes related to estimation, allocations and distributions under the Plan and Disputed Claims shall not have the ability to vote.

         11.02. Nothing contained in section 11.01 of the Plan shall be construed to prohibit the holder of a Disputed Claim or contingent Claim from seeking an order of the Court authorizing the temporary estimation of such Claim for voting purposes. In the event that said Claim becomes an

Allowed Claim, then the Debtor-in-Possession shall thereafter cause to be paid to the holder an amount which would have theretofore been paid to such holder under the Plan had the Allowed Claim amount of such Claim been fixed and determined as of the Effective Date in accordance with the terms of the Plan and in the same manner as any other Creditor of the same Class.

         11.03. Whenever any payment to be made under the Plan is due on a day other than a business day, such payment will instead be made on the next business day.

         11.04 No action taken by any of the Other Family Members in the Reorganization Case, including without limitation the filing of proofs of claims, the filing of any pleadings, any statement made in connection with any hearing, withdrawal of any objections to confirmation, the casting of any ballot or withdrawal of any ballot cast in connection with the Plan shall in any way impair or affect any Claims of any of the Other Family Members against the Debtor, Ronald S. Haft, Herbert H. Haft or the Combined Entities, nor shall any such action in any way constitute or be deemed to constitute any grounds for, or give rise to, any defense to, offset of, or reduction in liability of the Debtor, Ronald S. Haft, Herbert H. Haft, or the Combined Entities to the Other Family Members.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.01. The adoption of the amended Partnership Agreement in accordance with Article VII of the Plan shall be deemed to have occurred and be effective on the Effective Date, without any further requirement of action by the Equity Security holders. Effective as of the Effective Date Ronald S. Haft, the general partner of the Debtor, shall, without the need for any further order of the Court, have an irrevocable power of attorney to execute said amendment on behalf of all limited partners of the Debtor and to execute all documents needed to effectuate the Conveyance to Headquarters Newco described in section 6.01(c) of the Plan.

         12.02. All applications for payment of Administrative Expense Claims must be filed within forty-five (45) days of the Effective Date. Any such Claim that is not filed by that date shall be forever barred and discharged.

         12.03. As soon as possible, but in no event more than two (2) months after the Effective Date, any party in interest may file and prosecute objections to Claims and equity interests, which objections shall be filed with the Bankruptcy Court, provided however, the Class One Claim and the Class Three Claim shall for all purposes be allowed as provided in the Plan.

         12.04. In order to confirm the Plan, and to the extent necessary, the Debtor invokes the entitlement of Section 1129(b) of the Bankruptcy Code, such that, as long as the Plan does not discriminate unfairly and is fair and equitable with respect to any Class of Claims or interests that are impaired under and have not accepted the Plan, the Plan may be confirmed by the Court.

         12.05. On or before the tenth (10th) day preceding the commencement of the hearing on the Confirmation of the Plan, the Debtor and/or any party in interest shall file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, including the Class One Creditor's proposed principal loan documents evidencing the Restructured Loan.

         12.06. Should any provision of this Plan be determined to be invalid, void or unenforceable, such determination shall not in any way limit or affect the enforceability and operative effect of any or all other provisions of the Plan and the Court shall, with the consent of the Proponents, the Class One Creditor, the Class Three Creditor and the Other Family Members, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and in no way shall be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation of the Plan shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         12.07. All fees payable pursuant to Chapter 123 of Title 28, United States Code, as determined by the Bankruptcy Court on the Confirmation Date, shall be payable on the Effective Date. Any statutory fees accruing after the Confirmation of the Plan shall constitute Administrative Expenses and be paid in accordance with Article II of the Plan.

         12.08. Until the Effective Date, all creditors and parties-in-interests' rights to make any motion or seek any other relief whatsoever including, but not limited to, moving for relief from the automatic stay, appointment of a trustee or conversion or dismissal of the Debtor's Chapter 11 case (including, without limitation, on the grounds of any failure to consummate the Plan or the Plan to become effective) shall not be impaired or restricted by the terms of the Plan, the Confirmation of the Plan, or by virtue of having voted for the Plan. Following the Effective Date, the rights of the parties shall be governed by the Plan and applicable law.

         12.09. Provided that it does not delay the implementation of the Plan, nor diminish the value of the Plan to Dart, Trak Auto or Headquarters Newco, Dart, Trak Auto and Headquarters Newco agree to use reasonable efforts to cooperate with the Debtor, without cost to Dart, Trak Auto or Bridgeview Newco, in the event the Debtor elects to structure the conveyance(s) provided in Section 6.01 of the Plan in a tax-free manner pursuant to section 1031 of the Internal Revenue Code.

                                  ARTICLE XIII

                           EFFECTIVENESS OF THE PLAN

         13.01. As a condition precedent to the effectiveness and the Effective Date of the Plan, the following events shall have first occurred:

                 (a)      The Confirmation of the Plan has become a Final
Order;

                 (b) All documents, instruments and agreements, in form and substance satisfactory to the Proponents, provided for under or necessary to implement the Plan shall have been executed and delivered by the parties thereto, unless such execution or delivery shall have been waived by the parties entitled under such documents, instruments or agreements to waive such execution or delivery;

                 (c) Dart and Ronald S. Haft have executed an amendment to the terms of the Dart/RSH Settlement Agreement, in a form mutually satisfactory to them;

                 (d) Dart shall have deposited with the Class One Creditor $5,000,000.00 for the account of Dart to be used to fund the Special Prepayments; and

                 (e)      Headquarters Newco shall have delivered to the Bank
(i) a certified copy of Headquarter Newco's Operating Agreement, (ii) a certified resolution of Headquarter Newco and its corporate members, (iii) an incumbency certificate for the managing member of Headquarters Newco and (iv) an opinion of Headquarters Newco's counsel as to the due authorization of Headquarters Newco's execution of the amended Loan Documents and as to their validity, binding effect and enforceability, subject to the usual bankruptcy and insolvency qualifications.

                 (f) Dart and the Other Family Members have entered into definitive settlement agreements, by and among them, in a form mutually acceptable to them, dealing with all matters in dispute between them and have thereafter entered into a closing thereon.

         13.02. Any of the conditions precedent to the effectiveness and the Effective Date of the Plan may be waived by the unanimous consent of the Proponents, Dart, the Other Family Members and the Class One Creditor.

         13.03. In the event that (i) Dart, Trak Auto, Ronald S. Haft and the Other Family Members have not entered into definitive settlement agreements, by and among them, by May 20, 1997, and/or (ii) have not effected the closing of such settlement agreements by August 15, 1997, then in either such event the Plan shall be deemed null and void and of no further force and effect at the election of the Class One Creditor, exercised by written notice to the Debtor, the Court and all parties in interest.

         13.04. If Dart has not previously done so, promptly upon the execution of any definitive settlement agreement among Dart, Trak Auto Robert
M. Haft, Linda G. Haft and Gloria G. Haft dealing with matters in dispute between them, Dart and Trak Auto agree to give notice to the other parties to the Standstill Order described in Section 8.11 of the Plan, as to the Confirmation of the Plan, the pendency of such definitive settlement agreement, and such other matters, if any, as Dart may in its discretion deem appropriate.

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                               SOUTHERN DIVISION

In re:                                 *

SEVENTY-FIFTH AVENUE                   *        Case No. 95-1-3103-DK
ASSOCIATES LIMITED                                    (Chapter 11)
PARTNERSHIP,                           *

                  Debtor.              *

*    *       *        *       *        *       *        *       *        *     *

                           ORDER CONFIRMING DEBTOR'S
                     FOURTH REVISED PLAN OF REORGANIZATION

         A Confirmation hearing having been held on April 4, 1997 to consider the Debtor's Third Amended Plan of Reorganization, and upon the motion of all parties-in-interest the Court having granted leave to the Debtor to file revisions to said plan, and the Debtor having filed the Debtor's Revised Third Amended Plan of Reorganization on May 2, 1997 and mailed a copy of the Revised Third Amended Plan to creditors, equity security holders and other parties-in-interest, and the Court having entered an Order on June 12, 1997 Confirming the Debtor's Revised Third Amended Plan of Reorganization (the "First Confirmation Order"), and the Debtor thereafter having filed a Stipulation and Consent Order Providing for Modification of Debtor's Third Revised Amended Plan of Reorganization and a Fourth Revised Plan of Reorganization (the "Plan") on October 28, 1997 and, after proper notice, this Court has determined:

         1. The Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code;

         2. The Debtor has complied with the applicable provisions of Chapter 11 of the Bankruptcy Code;

         3. The Plan has been proposed in good faith and not by any means forbidden by law;

         4. Any payment made or promised by the Debtor for services or for costs and expenses incurred in connection with the case, or in connection with the Plan and incident to the case, has been disclosed to the Court and is reasonable or is subject to the approval of the Court;

         5. The Debtor has disclosed the identity and affiliations of each individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtor, or a successor of the Debtor under the Plan and the continuance of such individuals is consistent with the interests of creditors, equity security holders and public policy, and the proponents of the Plan have disclosed the identity of any insider that will be employed or retained by the reorganized Debtor and the nature of any compensation for such insider;

         6. Each holder of a claim or interest has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date;

         7. With respect to each class of claims or interests, such class has accepted the Plan or is not impaired under the Plan;

         8. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that:





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
                 (a) On the Effective Date of the Plan, each holder of a claim of a kind specified in Section 507(a)(1) of the Bankruptcy Code will receive on account of such claim cash equal to the allowed amount of the claim; and

                 (b) On the Effective Date of the Plan, each holder of a claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of the assessment of the claim, of a value, as of the Effective Date of the Plan, equal to the allowed amount of the claim;

         9. At least one class of impaired claims has actually accepted the Plan, determined without including any acceptance of the Plan by any insider;

         10. All fees payable pursuant to Section 1930 have been paid or shall be paid on the Effective Date of the Plan;

         11. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further reorganization of the Debtor; and

         12. It is in the best interests of the estate that the Plan be confirmed.

         This Court, therefore, finds that the Plan complies with the requirements of 11 U.S.C. Section 1129. Accordingly, it is this 30th day of October, 1997,

                 ORDERED that the First Confirmation Order is hereby vacated, and deemed null and void and of no further force or effect; and it is further

                 ORDERED that the Debtor's Fourth Revised Plan of
Reorganization be, and is hereby, CONFIRMED; and it is further

                 ORDERED that this Court shall retain jurisdiction over this case as set forth in Article IX of the Plan; and it is further

                 ORDERED any deeds, leases, assignments, pledges, deeds of trust, transfers of security, mortgages, modifications or other documents of conveyance contemplated by this Plan,





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
including, but not limited to, the subdivision and conveyance of the Encroached Portion, as well as the conveyance to Headquarters Newco, whether made before or after the Confirmation of the Plan, shall be deemed instruments of transfer under a plan pursuant to 11 U.S.C. Section 1146 and, as a result, may not be taxed under any law imposing a stamp or similar tax; and it is further

                 ORDERED that this Order shall be deemed null and void and of no further force and effect, in the event that the Class One Creditor exercises the election specified in Section 13.03 of the Plan prior to the Effective Date; and it is further

                 ORDERED that the Debtor shall mail a copy of this Order to all creditors and parties-in-interest and shall thereafter certify such mailing.


Entered: October 31, 1997               /s/ Duncan Keir
                                        ------------------------------
                                        DUNCAN W. KEIR
                                        United States Bankruptcy Judge




cc:      Joel I. Sher, Esquire
         Sandra A. Manocchio, Esquire
         Shapiro and Olander
         36 South Charles Street, 20th Floor
         Baltimore, MD  21201-3147







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